Exhibit 10.3

TELEPHONE AND DATA SYSTEMS, INC. (the “Company”)

Compensation Plan for Non-Employee Directors (the “Plan”)

As Amended, Effective May 22, 2008

The purpose of the Plan is to provide appropriate compensation to non-employee directors for their service to the Company and to ensure that qualified persons serve as non-employee members of the Board of Directors.

The Plan was approved pursuant to the authority granted in Section 2.22 of Article II of the Company’s By-Laws, which provides that the Board of Directors shall have authority to establish reasonable compensation of directors, including reimbursement of expenses incurred in attending meetings of the Board of Directors.

Board Service

Each director of the Company who is not an employee of the Company, TDS Telecommunications Corporation, United States Cellular Corporation or any other subsidiary of the Company (“non-employee director”) will receive:

1.              An annual director’s retainer fee of $55,000 paid in cash.

2.              An annual award of $55,000 paid in the form of the Company’s Special Common Shares, which shall be distributed in March on or prior to March 15 of each year, beginning March 15, 2009, for services performed during the 12 month period that commences on March 1 of the immediately preceding calendar year and ends on the last day of February of the calendar year of payment.  The number of shares shall be determined on the basis of the closing price of the Company’s Special Common Shares, as reported in the New York Stock Exchange Composite Transaction section of the Wall Street Journal for the last trading day in the month of February of each year.  Notwithstanding the foregoing, the annual award to be distributed in March 2009 shall be distributed $45,000 in the form of Special Common Shares and $10,000 in the form of cash.

3.              A director’s meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at meetings of the Board of Directors, paid in cash.

4.              The Chairperson of the Board of Directors will receive an additional annual retainer fee of $45,000, paid in cash.

Audit Committee Service

Each non-employee director who serves on the Audit Committee, other than the Chairperson, will receive an annual committee retainer fee of $11,000, a committee meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at meetings of the Audit Committee.  The Audit Committee Chairperson will receive an annual retainer fee of $22,000, a committee meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at such meeting.

Compensation Committee Service

Each non-employee director of the Company who serves on the Compensation Committee, other than the Chairperson, will receive an annual committee retainer fee of $7,000, a committee meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at each meeting of the committee.  The Compensation Committee Chairperson will receive an annual retainer fee of $14,000, a committee meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at such meeting.

Corporate Governance Committee Service

Each non-employee director of the Company who serves on the Corporate Governance Committee, other than the Chairperson, will receive an annual committee retainer fee of $5,000, a committee meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at meetings of the Corporate Governance Committee.  The Corporate Governance Committee Chairperson will receive an annual retainer fee of $10,000, a committee meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at such meeting.

Miscellaneous

Under the Plan, annual retainers will be paid in cash on a quarterly basis, as of the last day of each calendar quarter, and will compensate the non-employee director for services performed during such calendar quarter.

Fees for meetings of the board and all committee meetings will be paid in cash on a quarterly basis as of the last day of each calendar quarter, and will compensate the non-employee director for meetings attended during such calendar quarter.

Non-employee directors shall timely submit for reimbursement their reasonable expenses incurred in connection with meeting attendance, and the Company shall reimburse such expenses within two weeks after submission.

Upon approval of this amended Plan by shareholders of the Company, directors of the Company shall have the authority without further shareholder approval to further amend this Plan from time to time, including amendments to increase the amount of the compensation payable in Special Common Shares from time to time, provided that the total number of Special Common Shares issued under the Plan shall not exceed the amount approved by shareholders of the Company.